Issues put to Shareholder vote:
At a meeting of shareholders on October 19, 2001

Proposal 1:  Election of Directors of the Fund.

Dr. Judith L. Craven
For:  21,785,644
Abstain:  158,526
William F. Devin
For:  21,797,923
Abstain:  146,247
Samuel M. Eisenstat
For:  21,782,801
Abstain:  161,368
Stephan J. Gutman
For:  21,790,420
Abstain:  153,750
Peter A. Harbeck
For:  21,803,384
Abstain:  140,786


Proposal 2a: Approval of a new investment advisory agreement between American General Asset Management Corp. and the Fund, which is effective immediately, and will terminate at the close of business on the date of the fund's reorganization:
For:  21,567,818
Against:  140,292
Abstain:  236,060

Proposal 2B: Approval of a new investment advisory agreement between SunAmerica Asset Management Corp. and the Fund, which will become effective on the Reorganization date:
For:  21,560,272
Against:  147,109
Abstain:  236,789

Proposal 3a: Approval of a new sub-advisory agreement between the Fund and Stanfield Capital Partners LLC, which will terminate on the Reorganization date:
For:  21,547,536
Against:  153,782
Abstain:  242,851

Proposal 3b: Approval of a new subadvisoryisory agreement between SunAmerica Asset Management Corp. and Stanfield Capital Partners LLC, which will become effective on the Reorganization date:
For:  21,532,100
Against:  167,951
Abstain:  244,119